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                                                                     EXHIBIT 5.1


                           [TROY AND GOULD LETTERHEAD]


                                 August 8, 1997

                                                                          EVE4-1


On'Village Communications, Inc.
26135 Mureau Road, Suite 100
Calabasas, California  91302

         Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as special counsel to On'Village Communications, Inc., a California corporation (the "Company"), in connection with the public offering of up to 2,185,000 units (the "Units") (including 285,000 Units to cover over-allotments, if any), each Unit consisting of one share of the Company's Class A Common Stock (the "Common Shares") and one redeemable Warrant to purchase one Common Share (the "Warrants"). The shares of Class A Common Stock issuable upon exercise of the Warrants are referred to herein as the "Underlying Shares."

         The Warrants are to be in the form described in, and subject to the terms and conditions of, the Warrant Agreement by and among the Company, American Stock Transfer & Trust Company, as Warrant Agent, and D.H. Blair Investment Banking Corp., a New York corporation ("Blair") (the "Warrant Agreement"). The Units are to be sold by the Company pursuant to an Underwriting Agreement (the "Underwriting Agreement") between the Company and Blair.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the "1933 Act").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Registration Statement of the Company on Form SB-2 relating to the Units, filed with the Securities and Exchange Commission (the "Commission") on March 5, 1997 (the "Registration Statement"); (ii) the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, as amended to date; (iii) the form of the


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On'Village Communications, Inc.
August 8, 1997
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Underwriting Agreement; (iv) the form of Warrant Agreement, together with the form of Warrant; (v) the form of Class A Common Stock Certificate; (vi) copies of certain resolutions (the "Resolutions") adopted by the Board of Directors of the Company relating to the issuance of the Units, the filing of the Registration Statement and any amendments or supplements thereto and related matters; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the bar in the State of California, and we do not express any opinion as to the laws of any other jurisdiction, other than the laws of the United States of America to the extent referred to specifically herein.

         Based on such examination, we are of the opinion that:

         1. The Units have been duly and validly authorized.

         2. The Common Shares have been duly and validly authorized and, when certificates therefor have been duly authenticated, delivered and paid for in accordance with the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

         3. The Underlying Shares have been duly and validly authorized and, (a) assuming the Underlying Shares will be duly and validly authorized as of the date of issuance and (b) when


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On'Village Communications, Inc.
August 8, 1997
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certificates therefor have been duly authenticated, delivered and the Underlying
Shares have been paid for in accordance with the Underwriting Agreement and the Warrant Agreement, the Underlying Shares will be duly and validly issued, fully paid and nonassessable.

         4. The Warrants have been duly and validly authorized and, when (a) the Warrant Agreement has been duly executed and delivered (assuming due authorization, execution and delivery thereof by the Warrant Agent and Blair) and (b) the Warrants have been duly authenticated, delivered and paid for in accordance with the Underwriting Agreement and the Warrant Agreement, the Warrants will be valid and binding obligations of the Company enforceable against the Company, except that such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). For purposes of the foregoing opinion, we have assumed that New York law is the same as California law.

         We consent to the use of our name under the caption "Legal Matters" in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the 1933 Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                      Very truly yours,


                                      /s/ TROY & GOULD
                                      ------------------------
                                      TROY & GOULD
                                      Professional Corporation